Exhibit 21.1

SUBSIDIARIES OF PHENIXFIN CORPORATION

(f/k/a MEDLEY CAPITAL CORPORATION)

Name	Jurisdiction
PhenixFIN Small Business Fund, LP (f/k/a Medley Small Business Fund, LP)	Delaware
PhenixFIN Small Business Fund GP, LLC (f/k/a Medley Small Business Fund GP, LLC)	Delaware
PhenixFIN SLF Funding I LLC (f/k/a Medley SLF Funding I LLC)	Delaware
PhenixFIN Investment Holdings LLC (f/k/a MCC Investment Holdings LLC)	Delaware
PhenixFIN Investment Holdings AAR LLC (f/k/a MCC Investment Holdings AAR LLC)	Delaware
PhenixFIN Investment Holdings AmveStar LLC (f/k/a MCC Investment Holdings AmveStar LLC)	Delaware
PhenixFIN Investment Holdings Omnivere LLC (f/k/a MCC Investment Holdings Omnivere LLC)	Delaware